EXHIBIT 99.1

CONTACT:   Thor Erickson – Investor Relations
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      Fred Roselli – Media Relations
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   Lauren Sayeski – European Media Relations
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FOR IMMEDIATE RELEASE

CCE PRESENTS AT BARCLAYS BACK-TO-SCHOOL CONFERENCE,

AFFIRMS FULL-YEAR 2012 GUIDANCE,

ANNOUNCES EXTENSION OF CEO EMPLOYMENT TERM

ATLANTA, September 6, 2012 – Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) today will discuss its plans and outlook with analysts and investors at the Barclays Back-To-School Conference in Boston at 12:45 p.m. ET. The public can access the presentation through our website, www.cokecce.com.

John F. Brock, chairman of the board and chief executive officer, and Bill Douglas, executive vice president and chief financial officer, will deliver the remarks.

In the presentation, CCE will affirm its current 2012 full-year guidance. This guidance calls for comparable earnings per diluted share in a range of $2.18 to $2.24, including the expected negative impact of currency translation.  The company also expects net sales and operating income growth in a mid-single-digit range, both on a comparable and currency neutral basis. This guidance includes the impact of the French excise tax increase

CCE today announced the Board of Directors and chairman and chief executive officer John F. Brock have agreed to extend his employment term through 2014.

ABOUT CCE

           Coca-Cola Enterprises, Inc. is the leading Western European marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment and one of the world’s largest independent Coca-Cola bottlers.  CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden.  For more information about our company, please visit our website at www.cokecce.com.

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Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2011, and other SEC filings.